Exhibit 99.1

American Midstream Reports Second Quarter 2018 Results

HOUSTON, TX - August 9, 2018 - American Midstream Partners, LP (NYSE: AMID) (“American Midstream” or the “Partnership”) today reported financial results for the three and six months ended June 30, 2018.

Highlights

Financial

•

Net loss attributable to the Partnership was $17.3 million for the three months ended June 30, 2018 as compared to net loss attributable to the Partnership of $29.2 million for the same period in 2017.

•	Adjusted EBITDA was $51.2 million for the three months ended June 30, 2018, an increase of 15% compared to the second quarter of 2017. (1)

•	Total segment gross margin was $65.1 million for the three months ended June 30, 2018, an increase of 6% compared to the second quarter of 2017. (1)

Operational

•	Continued increase in producer drilling activity throughout the gathering and processing segment contributed to a 9% increase in throughput volumes over the first quarter of 2018.

•	Increased development activity in the deep-water Gulf of Mexico drove a 19% increase in natural gas throughput volumes on the Partnership’s consolidated offshore assets over first quarter 2018.

•	Cayenne pipeline continued to exceed projections with a 50% increase in volumes from prior quarter and is currently operating at or above nameplate capacity of 40,000 Bbls/d.

•	Delta House volumes continue to increase with the completion of sub-sea third party maintenance work and current production flow is approximately 80% of nameplate capacity.

•

Strong performance across the Partnership’s natural gas transportation assets, with volumes increasing 51% from the same period in the prior year, driven by significant demand and the acquisition of Trans-Union pipeline.

•	Increased producer activity across the Partnership’s East Texas and Eagle Ford assets contributed to a 19% increase in throughput volumes from the same period in the prior year.

EXECUTIVE COMMENTARY

“Our core business continues to perform well, and we are pleased with the strong operating results we generated in the second quarter. Our momentum through the first half of year, along with significant organic growth opportunities will continue to drive American Midstream as we move into the second half of 2018 and into 2019. As we focus on organically growing the Partnership through a self-funding model, we will strategically redeploy capital towards high growth assets which will inherently accelerate the accretion of the Partnership. Coupled with our debt reduction initiatives, we expect this model to strengthen both the operational and financial posture of the Partnership, while simultaneously rapidly deleveraging the balance sheet. We have a tremendous set of assets and we will continue to execute and benefit from the increase in producer activity and need for midstream infrastructure across our footprint,” stated Lynn Bordon III, President and Chief Executive Officer.

SEGMENT PERFORMANCE

	Segment Gross Margin
	(In thousands)
	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Offshore Pipelines and Services	$24,330	$25,623	$49,647	$51,426
Gas Gathering and Processing Services	14,539	12,651	27,193	23,902
Liquid Pipelines and Services	7,744	6,765	15,014	13,401
Natural Gas Transportation Services	9,653	5,631	20,340	11,750
Terminalling Services	8,851	10,760	16,904	21,920

Total Segment Gross Margin (1)	$65,117	$61,430	$129,098	$122,399

(1)	Non-GAAP supplemental financial measure. Please read “Note About Non-GAAP Financial Measures” in Appendix A.

Offshore Pipelines and Services

Segment gross margin was $24.3 million for the three months ended June 30, 2018, a decrease of 5% compared to the same period in 2017. Quarterly cash distributions from unconsolidated affiliates were $18.5 million for the three months ended June 30, 2018, a 30% increase compared to the same period in 2017 primarily related to additional equity ownership interests in Delta House to 35.7% and Destin to 66.7%. The Partnership also benefited from the acquisition and consolidation of Main Pass Oil Gathering and Panther Operating in the third quarter of 2017.

In the fourth quarter of 2017, the Partnership was notified by the operator of the Delta House FPS that certain third-party owned upstream infrastructure would require remedial work, resulting in a temporary delay of production volumes flowing into Delta House. All planned work has been completed and the corresponding wells have returned to production. To offset the impact to cash distributions from Delta House resulting from the delay in volumes, the Partnership and an affiliate of ArcLight entered into an agreement providing for the contribution of additional capital to the Partnership. For the second quarter of 2018, the Partnership received a $8.3 million contribution to offset the reduced Delta House distributions.

Delta House throughput continues to increase to pre-maintenance levels and along with five new well tie backs planned for connection to Delta House in the second half of 2018 and 2019, the Partnership anticipates Delta House to run near nameplate capacity into 2019 and beyond. The Partnership continues to witness increased activity in and around its offshore assets through the first half of the year and has benefited from 13 wells being brought online, adding volumes across the Partnership’s offshore systems.

Gas Gathering and Processing Services

Segment gross margin was $14.5 million for the three months ended June 30, 2018, an increase of 15% compared to the same period in 2017. The increase reflected additional NGL volumes and higher prices on the Partnership’s East Texas and Eagle Ford assets from continued increases in producer development activity throughout the segment. The increased activity across these assets contributed to a 19% increase in throughput volumes compared to the second quarter of 2017. Further, in the second quarter of 2018, the Partnership’s anchor producer in the Eagle Ford brought on line 17 new wells, with plans to bring on line an additional 20 - 30 wells through the remainder of 2018. The Partnership anticipates further growth across its entire Gas Gathering and Processing Services segment through the second half of 2018 as producer activity is expected to continue increasing and the Partnership has identified additional growth opportunities that will expand its reach in the East Texas producing areas.

Liquid Pipelines and Services

Segment gross margin was $7.7 million for the three months ended June 30, 2018, an increase of 14% as compared to the same period in 2017. Quarterly cash distributions from unconsolidated affiliates were $2.2 million, a 32% increase compared to the same period in 2017. The increase was driven by distribution from the Partnership’s interest in the Cayenne pipeline, which commenced operation in January of 2018 and is currently operating at nameplate capacity of 40,000 Bbls/d. The Cayenne pipeline, along with the Tri-States and Wilprise pipelines, continue to benefit from increased producer activity in the deep-water Gulf of Mexico and should continue to see growth in 2018 and beyond. In addition, the Partnership is benefiting from higher average prices compared to the second quarter of 2017. Producer activity continues to increase around the Partnership’s Permian Basin assets with significant exploratory drilling within the Wolfcamp C formation adjacent to the Silver Dollar crude pipeline. As such, the Partnership is evaluating growth projects which would add incremental volumes to the Silver Dollar pipeline, as well as the Bakken pipeline system, and make the Partnership a provider of choice for additional producer flow.

Natural Gas Transportation Services

Segment gross margin was $9.7 million for the three months ended June 30, 2018, a 71% increase compared to the same period in 2017. The increase was primarily attributable to the acquisition of Trans-Union pipeline in November 2017 that further strengthened the Partnership’s growing Southeast gas transmission asset footprint. Throughput volumes grew 51% compared to the same period in 2017, supported by the acquisition of Trans-Union and continued strong industrial demand within the rapidly growing Southeast markets. The Partnership continues to identify additional growth opportunities across these assets and has secured additional long-term fixed fee agreement which will continue to provide growth across the segment.

Terminalling Services

Segment gross margin was $8.9 million for the three months ended June 30, 2018, a decrease of 18% compared to the same period in 2017. The decrease in gross margin was primarily attributable to reduced market rates for storage and utilization at the Partnership’s Cushing terminal, as well as required tank maintenance. This decline was partially offset by an increase in throughput revenue at the Partnership’s refined products terminals as a result of facility enhancements and higher prices.

On August 1, 2018, the Partnership announced the successful completion of the sale of its marine products terminals, including the Harvey and Westwego terminals located in the Port of New Orleans and the Brunswick terminal located in the Port of Brunswick in Georgia, for approximately $210 million. Proceeds from the sale were used to reduce indebtedness under the Partnership’s revolving credit facility. The completion of this transaction strengthens the Partnership’s balance sheet, while meaningfully enhancing liquidity.

Segment Growth Opportunities

The Partnership has identified meaningful commercial opportunities, primarily representing bolt-on and organic growth projects, in excess of $200 million, which it intends to execute on during the remainder of 2018 and into 2019. While these opportunities do encompass all the Partnership’s core areas, they are likely to be concentrated in and around the Partnership’s existing offshore and onshore East Texas, Southeast transmission and deep-water Gulf of Mexico assets.

CAPITAL MANAGEMENT

As of June 30, 2018, the Partnership had approximately $1.3 billion of total debt outstanding, comprising of $776 million outstanding under its revolving credit facility, $425 million outstanding under its 8.50% senior unsecured notes and $89 million outstanding in non-recourse senior secured notes. The Partnership had a consolidated total leverage ratio of approximately 5.4 times at June 30, 2018. The Partnership has taken deliberate steps towards deleveraging its balance sheet through the evaluation of additional non-core asset sales and the previously announced reduction in the distribution on its common units.

Pro-forma for the effect of the sale of the marine products terminals, as of June 30, 2018, the Partnership would have approximately $568 million in outstanding borrowings under its revolving credit facility and a consolidated total leverage ratio of approximately 4.8 times.

To mitigate the potential negative impact of rising interest rates and promote more predictable and stable cash flows, the Partnership has a series of interest rate swap agreements for approximately $550 million at an average rate of LIBOR plus 130 basis points extending through 2022.

For the three months ended June 30, 2018, capital expenditures totaled approximately $30.6 million, including approximately $2.6 million of maintenance capital expenditures.

CONFERENCE CALL INFORMATION

The Partnership will host a conference call at 10:00 AM Eastern Time on Thursday, August 9, 2018 to discuss these results. The call will be webcast and archived on the Partnership’s website for a limited time.

Date:	Thursday, August 9, 2018

Time:	10:00 AM ET / 9:00 AM CT

Dial-In Numbers:	(888) 317 - 6003 (Domestic toll-free)

(412) 317 - 6061 (International)

Conference ID:	5118432

Webcast URL:	www.AmericanMidstream.com/investor-relations

Non-GAAP Financial Measures

This press release and the accompanying tables include supplemental non-GAAP financial measures, including “Adjusted EBITDA,” “Total Segment Gross Margin,” “Operating Margin,” and “Distributable Cash Flow.” For definitions and required reconciliations of supplemental non-GAAP financial measures to the nearest comparable GAAP financial measures, please read a “Note About Non-GAAP Financial Measures” set forth in a later section of this press release.

About American Midstream Partners, LP

American Midstream Partners, LP is a growth-oriented limited partnership formed to provide critical midstream infrastructure that links producers of natural gas, crude oil, NGLs, condensate and specialty chemicals to end-use markets. American Midstream’s assets are strategically located in some of the most prolific offshore and onshore basins in the Permian, Eagle Ford, East Texas, Bakken and Gulf Coast. American Midstream owns or has an ownership interest in approximately 5,100 miles of interstate and intrastate pipelines, as well as ownership in gas processing plants, fractionation facilities, an offshore semisubmersible floating production system with nameplate processing capacity of 90 MBbl/d of crude oil and 220 MMcf/d of natural gas; and terminal sites with approximately 4.3 MMBbls of storage capacity.

For more information about American Midstream Partners, LP, visit: www.americanmidstream.com. The content of our website is not part of this release.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including statements related to the Partnership’s expectations regarding the timing of the proposed offering and use of proceeds. We have used the words “could,” “expect,” “intend,” “may,” “will,” “poised,” “potential,” “promote,” “would,” “designed,” “plan” and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Many of the factors that will determine these results are beyond our ability to control or predict. These factors include the risk factors described in Part I, Item 1A. in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on April 9, 2018, and our other filings with the SEC. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this press release. We undertake no obligation to update such statements for any reason, except as required by law.

The preliminary financial results for the Partnership’s second quarter ended June 30, 2018 included in this press release represent the most current information available to management. The Partnership’s actual results when disclosed in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 may differ from these preliminary results as a result of the completion of the Partnership’s financial statements closing procedures, final adjustments, completion of the independent registered public accounting firm’s review, and other developments that may arise between now and the disclosure of the final results and audited financials.

Investor Contact

American Midstream Partners, LP

Mark Schuck

Director of Investor Relations

(346) 241-3497

ir@americanmidstream.com

American Midstream Partners, LP and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$17,037	$8,782
Restricted cash	24,541	20,352
Accounts receivable, net of allowance for doubtful accounts of $372 and $225 as of June 30, 2018 and December 31, 2017, respectively	88,352	98,132
Inventory and other current assets	33,231	26,386

Total current assets	163,161	153,652
Property, plant and equipment, net	992,659	1,095,585
Goodwill	51,723	128,866
Restricted cash - long term	5,058	5,045
Intangible and other assets, net	167,067	191,884
Investment in unconsolidated affiliates	331,530	348,434
Assets held for sale	230,129	—

Total assets	$1,941,327	$1,923,466

Liabilities, Equity and Partners’ Capital
Total current liabilities	$139,974	$137,493
Asset retirement obligations	67,358	66,194
Other long-term liabilities	15,426	2,080
Long-term debt	1,278,062	1,201,456
Deferred tax liability	8,628	8,123
Liabilities held for sale	2,237	—

Total liabilities	1,511,685	1,415,346

Convertible preferred units	317,180	317,180

Total Equity and partners’ capital	112,462	190,940

Total liabilities, equity and partners’ capital	$1,941,327	$1,923,466

American Midstream Partners, LP and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except for per unit amounts)

	Three Months ended June 30,		Six Months ended June 30,
	2018	2017	2018	2017
Revenues	$220,217	$162,030	$426,044	$326,108

Operating expenses:
Cost of sales	161,508	115,020	311,674	230,488
Direct operating expenses	21,742	18,709	45,189	36,114
Corporate expenses	23,372	27,374	46,064	57,487
Depreciation, amortization and accretion	21,236	26,483	43,234	52,053
Gain on sale of assets, net	—	18	(95)	(3)

Total operating expenses	227,858	187,604	446,066	376,139

Operating Loss	(7,641)	(25,574)	(20,022)	(50,031)

Other income (expense), net:
Interest expense, net of capitalized interest	(19,691)	(17,122)	(33,567)	(35,078)
Other income (expense), net	169	—	191	(37)
Earnings in unconsolidated affiliates	10,446	17,552	23,119	32,954

Loss from continuing operations before income taxes	(16,717)	(25,144)	(30,279)	(52,192)
Income tax expense	(557)	(757)	(837)	(1,880)

Loss from continuing operations	(17,274)	(25,901)	(31,116)	(54,072)
Loss from discontinued operations	—	(1,801)	—	(2,511)

Net loss	(17,274)	(27,702)	(31,116)	(56,583)
Less: Net income attributable to noncontrolling interests	13	1,462	57	$2,765

Net loss attributable to the Partnership	$(17,287)	$(29,164)	$(31,173)	$(59,348)

Distribution declared per common unit	$0.1031	$0.4125	$0.5156	$0.8250

Basic and diluted:
Loss from continuing operations	$(0.48)	$(0.69)	$(0.89)	$(1.41)
Loss from discontinued operations	—	(0.03)	—	(0.05)

Net loss per common unit	$(0.48)	$(0.72)	$(0.89)	$(1.46)

Weighted average number of common units outstanding
Basic and diluted	52,969	51,870	52,869	51,870

American Midstream Partners, LP and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months ended June 30,
	2018	2017
Net cash provided by operating activities	$8,960	$28,358
Net cash used in investing activities	(36,321)	(70,328)
Net cash used in financing activities	40,182	(257,354)

Net decrease in Cash, Cash equivalents, and Restricted cash	12,821	(299,324)
Cash, Cash equivalents and Restricted cash
Beginning of period	34,179	329,230

End of period	$47,000	$29,906

American Midstream Partners, LP and Subsidiaries

Reconciliation of Net income (loss) attributable to the Partnership to

Adjusted EBITDA and Distributable Cash Flow

(Unaudited, in thousands)

	Three Months ended June 30,		Six Months ended June 30,
	2018	2017	2018	2017
Reconciliation of Net loss attributable to the Partnership to Adjusted EBITDA and DCF:
Net loss attributable to the Partnership	$(17,287)	$(29,164)	$(31,173)	$(59,348)
Add:
Depreciation, amortization and accretion expense excluding non-controlling interest share	21,236	26,198	43,234	51,488
Interest expense, net of capitalized interest excluding realized gain/(loss) on interest rate swaps and amortization of deferred financing costs	19,277	13,870	37,009	30,611
Debt issuance costs paid	1,657	714	2,742	2,116
Unrealized (gain) loss on derivatives, net	(739)	1,686	(5,851)	2,059
Non-cash equity compensation expense	1,180	1,195	2,194	5,233
Transaction expenses	6,938	12,067	15,816	20,685
Income tax expense	557	757	837	1,880
Discontinued operations	—	3,789	—	8,687
Distributions from unconsolidated affiliates	20,700	15,900	44,554	38,394
General Partner contribution for cost reimbursement	8,315	15,130	17,732	24,744
Deduct:
Earnings in unconsolidated affiliates	10,446	17,552	23,119	32,954
Gain on revaluation of equity interest	—	—	95	—
Construction and operating management agreement income	148	50	223	513

Adjusted EBITDA	$51,240	$44,540	$103,657	$93,082

Deduct:
Interest expense, net of capitalized interest excluding realized gain/(loss) on interest rate swaps and letter of credit fees	(19,298)	(13,937)	(36,987)	(30,651)
Maintenance capital	(2,576)	(2,113)	(7,079)	(4,121)
Preferred distribution	(8,354)	(6,734)	(16,708)	(13,441)

Distributable Cash Flow	$21,012	$21,756	$42,883	$44,869

Limited Partner Distributions	$5,463	$21,390	$27,319	$46,303
Distribution Coverage	3.8x	1.0x	1.6x	1.0x

American Midstream Partners, LP and Subsidiaries

Reconciliation of Total Gross Margin to Net loss attributable to the Partnership

(Unaudited, in thousands)

	Three Months ended June 30,		Six Months ended June 30,
	2018	2017	2018	2017
Total Segment Gross Margin	$65,117	$61,430	$129,098	$122,399

Less:
Direct operating expenses	17,611	15,711	36,736	30,043

Operating Margin	47,506	45,719	92,362	92,356
Add:
Gains on commodity derivatives, net	(355)	199	(296)	564
Less:
Corporate expenses	23,372	27,374	46,064	57,487
Depreciation, amortization and accretion	21,236	26,483	43,234	52,053
Gain on sale of assets, net	—	18	(95)	(3)
Interest expense	19,691	17,122	33,567	35,078
Other (income) expense	(169)	—	(191)	(37)
Construction and operating management income	(262)	65	(234)	534
Income tax expense	557	757	837	1,880
Loss from discontinued operations, net of tax	—	1,801	—	2,511
Net income attributable to noncontrolling interest	13	1,462	57	2,765

Net loss attributable to the Partnership	$(17,287)	$(29,164)	$(31,173)	$(59,348)

American Midstream Partners, LP and Subsidiaries

Segment Financial and Operating Data

(Unaudited, in thousands, except for operating and pricing data)

	Three Months ended June 30,		Six Months ended June 30,
	2018	2017	2018	2017
Segment Financial and Operating Data:

Offshore Pipelines and Services Segment
Financial data:
Segment gross margin	$24,330	$25,623	$49,647	$51,426
Less: Direct operating expenses	7,711	3,490	15,507	6,070

Segment operating margin	$16,619	$22,133	$34,140	$45,356

Distributions:
Destin/Okeanos	$10,769	$8,861	$25,882	$18,785
Delta House	7,693	5,349	14,218	15,890

Total	$18,462	$14,210	$40,100	$34,675

Operating data:
Average throughput (MMcf/d)	326.7	322.3	314.8	363.0
Average Destin/Okeanos throughput (MMcf/d)	988.6	1,171.9	985.7	1,118.0
Average Delta House throughput (MBoe/d)	41.2	111.3	49.5	109.3
Average Other throughput (MBbls/d)	24.9	18.5	48.9	45.2

Gas Gathering and Processing Services Segment
Financial data:
Segment gross margin	$14,539	$12,651	$27,193	$23,902
Less: Direct operating expenses	5,736	8,045	12,606	16,110

Segment operating margin	$8,803	$4,606	$14,587	$7,792

Operating data:
Average throughput (MMcf/d)	174.6	209.0	167.6	208.3

Liquid Pipelines & Services
Financial data:
Segment gross margin	$7,744	$6,765	$15,014	$13,401
Less: Direct operating expenses	2,352	2,248	5,138	4,700

Segment operating margin	$5,392	$4,517	$9,876	$8,701

Distributions:
Distributions from unconsolidated affiliates	$2,238	$1,690	$4,455	$3,018
Operating data:
Average unconsolidated affiliate throughput (MBbls/d)	116.4	94.8	110.3	87.5
Average Other Liquid Pipelines throughput (MBbls/d)	37.2	33.0	73.4	66.0

Natural Gas Transportation Services Segment

Financial data:
Segment gross margin	$9,653	$5,631	$20,340	$11,750
Less: Direct operating expenses	1,812	1,928	3,485	3,163

Segment operating margin	$7,841	$3,703	$16,855	$8,587

Operating data:
Average throughput (MMcf/d)	614.1	407.3	711.7	398.5

Terminalling Services Segment
Financial data:
Segment revenue	$16,360	$15,831	$33,758	$34,457
Less: Cost of sales	3,378	2,073	8,401	6,466
Direct operating expenses	4,131	2,998	8,453	6,071

Segment operating margin	$8,851	$10,760	$16,904	$21,920

Operating data:
Contracted Capacity (Bbls)	4,574,767	5,139,367	4,574,767	5,219,517
Design Capacity (Bbls)	5,417,467	5,400,800	5,409,133	5,400,800

Storage Utilization	84.4%	95.2%	84.6%	96.6%
Terminalling and storage throughput (Bbls/d)	61,405	60,711	59,100	116,990

Appendix A

Note About Non-GAAP Financial Measures

Total segment gross margin, operating margin, distributable cash flow and Adjusted EBITDA are performance measures that are non-GAAP financial measures. Each has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. Management compensates for the limitations of these non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.

You should not consider total segment gross margin, operating margin, distributable cash flow or Adjusted EBITDA in isolation or as a substitute for, or more meaningful than analysis of, our results as reported under GAAP. Total segment gross margin, operating margin, distributable cash flow and Adjusted EBITDA may be defined differently by other companies in our industry. Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Adjusted EBITDA is a supplemental non-GAAP financial measure used by our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess: the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash flow to make cash distributions to our unitholders and our General Partner; our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

We define Adjusted EBITDA as net income (loss) attributable to the Partnership, plus depreciation, amortization and accretion expense (“DAA”) excluding non-controlling interest share of DAA, interest expense, net of capitalized interest excluding realized gain/(loss) on interest rate swaps, debt issuance costs paid during the period, unrealized gains (losses) on derivatives, non-cash charges such as non-cash equity compensation expense, charges that are unusual such as transaction expenses primarily associated with our acquisitions, income tax expense, distributions from unconsolidated affiliates and General Partner’s contribution, less earnings in unconsolidated affiliates, discontinued operations, gains (losses) that are unusual, such as gain on revaluation of equity interest and gain (loss) on sale of assets, net, and other non-recurring items that impact our business, such as construction and operating management agreement income (“COMA”) and other post-employment benefits plan net periodic benefit. The GAAP measure most directly comparable to our performance measure Adjusted EBITDA is net loss attributable to the Partnership.

Distributable cash flow (“DCF”) is a significant performance metric used by us and by external users of the Partnership’s financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions we expect to pay the Partnership’s unitholders. Using this metric, management and external users of the Partnership’s financial statements can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. DCF is also an important financial measure for the Partnership’s unitholders since it serves as an indicator of the Partnership’s success in providing a cash return on investment. Specifically, this financial measure may indicate to investors whether we are generating cash flow at a level that can sustain or support an increase in the Partnership’s quarterly distribution rates. DCF is also a quantitative standard used throughout the investment community with respect to publicly traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). DCF will not reflect changes in working capital balances.

We define DCF as Adjusted EBITDA, less interest expense, net of capitalized interest excluding realized gain/(loss) on interest rate swaps and letter of credit fees, maintenance capital expenditures, and distributions related to the Series A and Series C convertible preferred units. The GAAP financial measure most comparable to DCF is Net income (loss) attributable to the Partnership.

Segment gross margin and total segment gross margin are metrics that we use to evaluate our performance. These metrics are useful for understanding our operating performance because it measures the operating results of our segments before DD&A and certain expenses that are generally not controllable by our business segment development managers, such as certain operating costs, general and administrative expenses, interest expense and income taxes. Operating margin is useful for similar reasons except that it also includes all direct operating expenses in order to assess the performance of our operating managers.

We define segment gross margin in our Gas Gathering and Processing Services segment as total revenue plus unconsolidated affiliate earnings less unrealized gains or plus unrealized losses on commodity derivatives, construction and operating management agreement income and the cost of natural gas, and NGLs and condensate purchased.

We define segment gross margin in our Liquid Pipelines and Services segment as total revenue plus unconsolidated affiliate earnings less unrealized gains or plus unrealized losses on commodity derivatives and the cost of crude oil purchased in connection with fixed-margin arrangements. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

We define segment gross margin in our Natural Gas Transportation Services segment as total revenue plus unconsolidated affiliate earnings less the cost of natural gas purchased in connection with fixed-margin arrangements. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

We define segment gross margin in our Offshore Pipelines and Services segment as total revenue plus unconsolidated affiliate earnings less the cost of natural gas purchased in connection with fixed-margin arrangements. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

We define segment gross margin in our Terminalling Services segment as total revenue less direct operating expense which includes direct labor, general materials and supplies and direct overhead.

Total segment gross margin is a supplemental non-GAAP financial measure that we use to evaluate our performance. We define total segment gross margin as the sum of the segment gross margins for our Gas Gathering and Processing Services, Liquid Pipelines and Services, Natural Gas Transportation Services, Offshore Pipelines and Services and Terminalling Services segments. The GAAP measure most directly comparable to total segment gross margin is Net Income (Loss) attributable to the Partnership.